Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-91737, 333-34552, 333-45486, 333-49842, 333-52012, 333-65192 , 333-82864 and 333-113544) pertaining to the 1996 Stock Option Plan, 1999 Director Option Plan, Employee Stock Purchase Plan, 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan and Written Compensation Agreements of Blue Coat Systems, Inc.; the 2000 Stock Incentive Plan of Spring Bank Networks, Inc.; and the 1999 Equity Incentive Plan and 2000 Equity Incentive Plan of Entera, Inc. of our report dated May 25, 2004, with respect to the consolidated financial statements and schedule of Blue Coat Systems, Inc. included in the Annual Report (Form 10-K) for the year ended April 30, 2004.

/s/    ERNST & YOUNG LLP

Walnut Creek, California

July 14, 2004